                                                               EXHIBIT 99.(H)(4)

                            HOTCHKIS AND WILEY FUNDS

                              EXPENSE CAP AGREEMENT



        Agreement made this 17th day of October, 2001, by and between HOTCHKIS AND WILEY CAPITAL MANAGEMENT, LLC, as investment adviser (the "Advisor"), and the HOTCHKIS AND WILEY FUNDS (the "Funds" and each series individually, a "Fund").

        WHEREAS, the Advisor wishes to limit expenses of each Fund listed below and commit to those limits for a period of time, and

        WHEREAS, shareholders of each such Fund benefit from any expense limits agreed to by the Advisor.

        NOW, THEREFORE, the Funds and the Advisor agree to expense limits on the annual operating expenses of each Fund, as follows:



                                                         Expense Limit
                      Fund                            (as a percentage of
                      ----                            average net assets)
                                          ------------------------------------------
                                          Class I     Class A    Class B     Class C
                                          -------     -------    -------     -------
          Large Cap Value                  1.05%       1.30%      2.05%       2.05%
          Mid-Cap Value                    1.15%       1.40%      2.15%       2.15%
          Small Cap Value                  1.25%       1.50%      2.25%       2.25%


                                                   Expense Limit
                                                   -------------
          Equity Fund for Insurance    Expense limited to the management fee.
          Companies                    The Advisor will pay all other operating
                                       expenses.



The Advisor agrees to adhere to the foregoing expense limits through June 30, 2002 and thereafter may change any of them only upon 30 days' prior notice to the applicable Fund's shareholders.

        IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the day and year first above written.

                                              HOTCHKIS AND WILEY FUNDS


                                              By  /s/ Nancy D. Celick
                                                 ------------------------------

ATTEST:


 /s/ Anna Marie Lopez
-----------------------------------
                                              HOTCHKIS AND WILEY
                                                CAPITAL MANAGEMENT, LLC


                                              By  /s/ Nancy D. Celick
                                                 ------------------------------
ATTEST:


 /s/ Anna Marie Lopez
-----------------------------------